UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 13, 2009 Date of Report (Date of earliest event reported)

NU SKIN ENTERPRISES, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-12421 (Commission File Number)	87-0565309 (IRS Employer Identification Number)

75 West Center Street
Provo, UT 84601
(Address of principal executive offices and zip code)

(801) 345-1000
 (Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Nu Skin Enterprises, Inc. (the “Company”) met and approved several items related to executive officer compensation.

Executive Incentive Plan

The Committee approved the incentive targets and formulas for determining incentive awards under the Nu Skin Enterprises, Inc. 2006 Senior Executive Incentive Plan (the “Plan”) in 2009 (including the annual incentive and incentives for the second, third, and fourth quarters). Consistent with the targets that were previously approved for the first quarter of 2009, the Committee elected to make certain changes to the incentive targets and formulas used in the prior year. In 2008, cash incentive awards were based on the Company’s achievement of earnings per share and revenue. For 2009, the Committee selected revenue and operating income as the objective business criteria for determining the amounts of cash incentive awards for Blake Roney, Truman Hunt, Ritch Wood, Joe Chang and Dan Chard. Incentive targets and formulas for 2009 will be calculated on a constant currency basis to eliminate fluctuations due to exchange rate volatility. Actual results will be calculated using the same exchange rates used to establish the targets. Targets and actual results will be calculated excluding restructuring charges. Bonus target percentages and other formula elements will not be changed from those used in 2008.

Bonus Payment

Incentive bonuses were not earned by the Named Executive Officers under the Company’s cash incentive plan for the third and fourth quarters and for the annual period in 2008 because of foreign currency translation losses resulting from significant volatility in the currency markets related to the global financial and economic crisis. Although incentive bonuses were not earned as a result of these foreign currency losses, on February 13, 2009, the Committee approved the payment of discretionary bonuses based on third quarter and annual performance to executives based on various performance factors including the following:

•	Earnings per share increased approximately 18% from 2007 even after taking into consideration the large foreign currency losses in 2008 and excluding the restructuring charges in 2007;

•	Operating margin improved approximately 38% from 2007 even after excluding restructuring charges from 2007 results;

•	Management managed to grow revenue in difficult economic conditions by 8% in 2008; and

•	Significant improvement in G&A expenses as well as sales incentives and expenses.

The Committee also felt it was appropriate to grant discretionary bonuses as the performance targets would have been achieved except for the unusual currency swings. Based on historical experience, the Committee had capped the impact of swings in the yen under the performance targets. However, the Committee had not capped the impact of other currencies as they historically had generally been an offsetting factor against the yen when they moved in the same direction. The significant weakening of these currencies while the yen strengthened resulted in an impact that had not been anticipated at the time the performance targets were established.

The amount of the bonus for each executive was equal to the amount of bonuses the executive would have earned in the third quarter and annual incentive periods had the translation losses been excluded from operating results. No discretionary bonus was awarded based on fourth quarter performance. A portion of the bonuses will be paid in shares of the Company’s stock. The amount of the bonus for each of the Named Executive Officers is as follows:

Truman Hunt	$408,552
Blake Roney	$245,131
Joe Chang	$163,421
Ritch Wood	$114,395
Dan Chard	$114,395

Option Grant

The Committee also approved an increase in the number of options to be granted to the Named Executive Officers in 2009. The options will be granted in one grant on February 27, 2009 rather than in two semi-annual grants. The increase in the number of options is not expected to increase the compensation expense for each executive officer based on the anticipated valuation of the options. The number of options that were approved for each of the Named Executive Officers is as follows:

Truman Hunt	250,000
Blake Roney	50,000
Ritch Wood	85,000
Dan Chard	85,000
Joe Chang	75,000

Salary Increase

The Committee also approved $25,000 increases in base salary for each of Ritch Wood, Chief Financial Officer and Dan Chard, Executive Vice President, Distributor Success.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NU SKIN ENTERPRISES, INC. (Registrant) /s/ D. Matthew Dorny D. Matthew Dorny Vice President

Date:    February 20, 2009